Exhibit 5.1

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

February 13, 2023

Waste Management, Inc.
Waste Management Holdings, Inc.
800 Capitol Street, Suite 3000
Houston, Texas 77002

Ladies and Gentlemen:

Waste Management, Inc., a Delaware corporation (the “Company”), and Waste Management Holdings, Inc., a Delaware corporation (“Holdings”), have engaged us to render the opinions expressed below in connection with the Company’s proposed issuance of $750,000,000 aggregate principal amount of its 4.625% Senior Notes due 2030 and $500,000,000 aggregate principal amount of its 4.625% Senior Notes due 2033 (collectively, the “Notes”) and the issuance of the related guarantees of the Notes by Holdings (the “Guarantees”), as contemplated by the Registration Statement on Form S-3 (Registration No. 333-264493) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of securities of the Company and of Holdings from time to time pursuant to Rule 415 under the Act.

The Registration Statement has been filed with the Commission and became effective upon filing. The Company’s prospectus dated April 26, 2022 and prospectus supplement dated February 8, 2023 relating to the Notes (collectively, the “Prospectus”) have been filed with the Commission pursuant to Rule 424(b) under the Act.

The Company and Holdings entered into an Underwriting Agreement (the “Underwriting Agreement”), dated February 8, 2023, with J.P. Morgan Securities LLC, Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters of the Notes to be issued pursuant to an Indenture (the “Indenture”) dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and The Bank of New York Mellon Trust Company, N.A., as the current successor to Texas Commerce Bank National Association, as trustee.

Waste Management, Inc. Waste Management Holdings, Inc.	- 2 -	February 13, 2023

In our capacity as counsel to the Company and Holdings in connection with the matters referred to above, we have examined the following: (i) the Third Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, each as amended to date; (ii) the Third Restated Certificate of Incorporation and the Amended and Restated By-Laws of Holdings, each as amended to date; (iii) the Indenture; (iv) the form of Officers’ Certificates to be delivered pursuant to Section 301 of the Indenture; (v) the form of Guarantees to be entered into by Holdings in favor of the holders of the Notes concurrently with the issuance of the Notes under the Indenture (the “Guarantee Agreements”); (vi) the Underwriting Agreement; (vii) the Registration Statement and the Prospectus; and (viii) originals, or copies certified or otherwise identified, of corporate records of the Company and Holdings, certificates of public officials and of representatives of the Company and Holdings, statutes and other instruments and documents as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed. In giving the opinions set forth below, we have relied, with your consent and without independent investigation or verification, to the extent we deemed appropriate, upon certificates, statements or other representations of officers or other representatives of the Company and Holdings and of governmental and public officials with respect to the accuracy and completeness of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies are true, correct and complete copies of the originals thereof and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), which principles may include implied duties of good faith and fair dealing; and (ii) the Guarantees will, when Holdings has duly authorized, executed and delivered the Guarantee Agreements and the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Holdings, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), which principles may include implied duties of good faith and fair dealing, and except for provisions purporting to waive rights to notice, legal defenses, statutes of limitation or other benefits that cannot be waived under applicable law.

Waste Management, Inc. Waste Management Holdings, Inc.	- 3 -	February 13, 2023

The opinions set forth in this letter are limited in all respects to matters of the General Corporation Law of the State of Delaware and the contract law of the State of New York, each as currently in effect.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the incorporation by reference of this opinion letter into the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.